Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release October 26, 2023
TFS FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER AND FISCAL YEAR RESULTS
(Cleveland, OH - October 26, 2023) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the quarter and fiscal year ended September 30, 2023.
“While increases in interest rates have been a challenge during the last two quarters, we are well-positioned for rate uncertainties in our industry,” said Chairman and CEO Marc A Stefanski. “We have seen modest growth in our loan portfolio, as well as increases in deposits each quarter during our fiscal year. Our Tier 1 capital ratio remains strong at 11 percent – more than double the regulatory requirement. Like we have been for the past 85 years, we remain strong, stable and safe.”
Highlights - Fourth Quarter Fiscal 2023
•Reported net income of $19.5 million
•Added $540 million of new residential mortgage loans with an average yield of 6.32%
•Increased total deposits by $381 million
•Paid a $0.2825 dividend per share
The Company reported net income of $19.5 million for the quarter ended September 30, 2023, an increase of $1.9 million from $17.6 million for the quarter ended June 30, 2023. Results improved quarter over quarter primarily due to an increase in net interest income and a decrease in non-interest expenses.
Net interest income increased $1.6 million to $70.4 million for the quarter ended September 30, 2023 from $68.8 million for the quarter ended June 30, 2023. The increase was primarily the result of an increase in the average balance and yield on loans, partially offset by an increase in the cost of funding. The interest rate spread was 1.46% for the quarter ended September 30, 2023 compared to 1.50% for the quarter ended June 30, 2023. The net interest margin was 1.74% for the quarter ended September 30, 2023 compared to 1.75% for the prior quarter.
During the quarter ended September 30, 2023, there was a $0.5 million provision for credit losses compared to no provision for the quarter ended June 30, 2023. The total allowance for credit losses increased $2.2 million, to $104.8 million, or 0.69% of total loans receivable, primarily due to growth in the home equity loans and lines of credit portfolios. There was $1.8 million in net loan recoveries during the quarter ended September 30, 2023.
Total non-interest expense decreased $1.4 million to $51.5 million for the quarter ended September 30, 2023, from $52.9 million for the quarter ended June 30, 2023. The decrease consisted mainly of a $3.1 million decrease in marketing costs and a $1.3 million decrease in other operating expenses, partially offset by a $3.4 million increase in salaries and employee benefits. The decrease in other operating expenses was mainly due to a combined decrease in third party loan origination costs and expenses for public relations and events related to the Association's 85th anniversary celebrations. Salaries and employee benefits returned to a normalized level after a one-time adjustment to incentive accruals during the previous quarter.
Total assets increased by $322.7 million, or 2%, to $16.92 billion at September 30, 2023 from $16.59 billion at June 30, 2023. The increase was mainly the result of new loan originations exceeding the total of loan sales and principal repayments.
Loans held for investment, net of allowance and deferred loan expenses, increased $282.1 million, or 2%, to $15.17 billion at September 30, 2023 from $14.88 billion at June 30, 2023.
Compared to June 30, 2023, deposits increased by $380.7 million to $9.45 billion at September 30, 2023, consisting of a $562.7 million increase in certificates of deposit and a $187.7 million decrease in savings and checking accounts combined.
Borrowed funds decreased $178.6 million to $5.27 billion at September 30, 2023 from $5.45 billion at June 30, 2023.
Highlights - Fiscal Year 2023
•Reported net income of $75.3 million
•Added $1.86 billion of new residential mortgage loans with weighted average yield of 5.55%
•Grew net interest income by 6% compared to fiscal year 2022
•Remained well capitalized, with a Tier 1 leverage ratio of 10.96%
•Paid a $1.13 dividend per share

The Company reported net income of $75.3 million for the fiscal year ended September 30, 2023 compared to net income of $74.6 million for the fiscal year ended September 30, 2022. The $0.7 million increase was mainly due to an increase in net interest income offset by an increase in non-interest expenses.
Net interest income increased by $16.2 million, or 6.0%, to $283.6 million for the fiscal year ended September 30, 2023, compared to $267.4 million for the fiscal year ended September 30, 2022, driven by loan growth and a higher interest rate environment for all categories of interest-earning assets. The weighted average cost of funding also increased, resulting in an 18 basis point decrease in the interest rate spread, to 1.57% for the fiscal year ended September 30, 2023 from 1.75% for the fiscal year ended September 30, 2022. The net interest margin was 1.80% for the fiscal year ended September 30, 2023 compared to 1.88% for the prior year period.
During the fiscal year ended September 30, 2023, there was a $1.5 million release of provision for credit losses compared to $1.0 million of provision expense for the fiscal year ended September 30, 2022. Net loan recoveries totaled $6.4 million during the fiscal year ended September 30, 2023 and $9.7 million during the prior year. The total allowance for credit losses at September 30, 2023 was $104.8 million, or 0.69% of total loans receivable, compared to $99.9 million, or 0.70% of total loans receivable, at September 30, 2022. The allowance for credit losses included $27.5 million and $27.0 million in liabilities for unfunded commitments at September 30, 2023 and September 30, 2022, respectively.
Total loan delinquencies increased $2.2 million to $23.4 million, or 0.15% of total loans receivable, at September 30, 2023 from $21.2 million, or 0.15% of total loans receivable, at September 30, 2022. Non-accrual loans decreased $3.7 million to $31.9 million, or 0.21% of total loans receivable, at September 30, 2023 from $35.6 million, or 0.25% of total loans receivable, at September 30, 2022.
Total non-interest income decreased $2.4 million, or 10.1%, to $21.4 million for the fiscal year ended September 30, 2023 from $23.8 million for the fiscal year ended September 30, 2022. The decrease consisted mainly of a $2.1 million decrease in loan fees and service charges and a $0.6 million decrease in each of net gain on the sale of loans and income and death benefits from life insurance contracts. The decrease in fees and service charges was primarily due to a decrease in income from title company partnerships related to a slowing in refinance activity.
Total non-interest expenses increased $15.0 million, or 7.6%, to $213.1 million for the fiscal year ended September 30, 2023, from $198.1 million for the fiscal year ended September 30, 2022 and included increases of $3.5 million in salaries and employee benefits, $4.0 million in marketing costs, $0.9 million in office property, equipment and software expenses, $4.1 million in federal ("FDIC") insurance premiums and assessments and $2.5 million in other operating expenses. The increase in other operating expenses was mainly due to public relations and event costs for the Association's 85th anniversary celebration during fiscal 2023 and an increase in pension expense related to net actuarial gains and losses that are reassessed annually. FDIC premiums increased due to growth in deposits and a two basis point increase in FDIC assessment rates that went into effect on January 1, 2023.
Total assets increased by $1.13 billion, or 7%, to $16.92 billion at September 30, 2023 from $15.79 billion at September 30, 2022. The increase was mainly the result of new loan originations exceeding the total of loan sales and principal repayments, along with increases in cash and cash equivalents and investment securities available for sale.
Cash and cash equivalents increased $97.1 million, or 26%, to $466.7 million at September 30, 2023 from $369.6 million at September 30, 2022 due to normal fluctuations and liquidity management.
Investment securities available for sale increased $50.4 million, or 11%, to $508.3 million at September 30, 2023 from $457.9 million at September 30, 2022. During the year, $59.5 million of U.S. Treasury notes were purchased and pledged as collateral for initial margin requirements on swap contracts. The increase was partially offset by $9.7 million of additional unrealized losses on the investment securities portfolio.

Loans held for investment, net of allowance and deferred loan expenses, increased $908.7 million, or 6%, to $15.17 billion at September 30, 2023 from $14.26 billion at September 30, 2022. The residential mortgage loan portfolio increased $538.3 million, to $12.08 billion, and home equity loans and lines of credit increased $396.6 million, to $3.03 billion. Loan originations and purchases during the fiscal year ended September 30, 2023 included $1.86 billion of residential mortgage loans and $1.70 billion of equity loans and lines of credit compared to $3.65 billion of residential mortgage loans and $2.16 billion of equity loans and lines of credit originated or purchased during the fiscal year ended September 30, 2022. The decrease in loan originations was primarily due to a generally increasing interest rate environment, resulting in minimal refinance activity. New mortgage loans included 89% purchases and 34% adjustable rate loans during the fiscal year ended September 30, 2023.
Deposits increased $528.8 million, or 6%, to $9.45 billion at September 30, 2023 from $8.92 billion at September 30, 2022. The increase was the result of a $786.7 million increase in certificates of deposit ("CDs") and a $95.4 million increase in savings accounts, partially offset by a $134.8 million decrease in money market deposit accounts and a $226.6 million decrease in checking accounts. There were $1.16 billion in brokered deposits at September 30, 2023 compared to $575.2 million at September 30, 2022. At September 30, 2023, brokered deposits included $665.0 million of three-month certificates of deposit accounts aligned with pay-fixed interest rate swap contracts, with a remaining weighted average effective maturity of approximately 4.1 years.
Borrowed funds increased $480.4 million, or 10%, to $5.27 billion at September 30, 2023 from $4.79 billion at September 30, 2022. The increase was primarily used to fund loan growth. The total balance of borrowed funds at September 30, 2023, all from the FHLB, included $592.0 million of overnight advances, $1.51 billion of term advances with a weighted average maturity of approximately 2.1 years, and $3.15 billion of term advances, aligned with interest rate swap contracts, with a remaining weighted average effective maturity of approximately 3.7 years. Additional borrowing capacity at the FHLB was $1.38 billion at September 30, 2023.
Total shareholders' equity increased $83.0 million, or 4.5%, to $1.93 billion at September 30, 2023 from $1.84 billion at September 30, 2022. Activity reflects $75.3 million of net income and a $62.1 million net increase in accumulated other comprehensive income, reduced by $58.3 million for dividends paid and $5.0 million in repurchases of common stock. Additionally, there was $9.0 million of net positive adjustments related to our stock compensation and employee stock ownership plans. The change in accumulated other comprehensive income is primarily due to a net positive change in unrealized gains and losses on swap contracts. During the fiscal year ended September 30, 2023, a total of 361,869 shares of our common stock were repurchased at an average cost of $13.82 per share. The Company's eighth stock repurchase program allows for a total of 10,000,000 shares to be repurchased, with 5,191,951 shares remaining to be repurchased at September 30, 2023.
The Company declared and paid a quarterly dividend of $0.2825 per share during each of the quarters of fiscal year 2023. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividend paid. Under Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 11, 2023 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive receipt of up to $1.13 per share of possible dividends to be declared on the Company’s common stock during the twelve months subsequent to the members’ approval (i.e., through July 11, 2024), including a total of up to $0.8475 remaining. The MHC has conducted the member vote to approve the dividend waiver each of the past ten years under Federal Reserve regulations and for each of those ten years, approximately 97% of the votes cast were in favor of the waiver.
The Company operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). At September 30, 2023 all of the Company's capital ratios substantially exceed the amounts required for the Company to be considered "well capitalized" for regulatory capital purposes. The Company's Tier 1 leverage ratio was 10.96%, its Common Equity Tier 1 and Tier 1 ratios were each 19.13% and its total capital ratio was 19.85%.
On October 26, 2023, the Board of Directors of TFS Financial Corporation approved certain leadership changes to be effective as of January 1, 2024. The Board appointed Timothy W. Mulhern, who currently serves as the Company’s Chief Financial Officer, to the roles of Chief Innovation Officer of Third Federal Savings and Loan and Vice President of the Company. Additionally, the Board appointed Meredith S. Weil as the Company’s Chief Financial Officer. Ms. Weil currently serves as the Chief Operating Officer and Secretary of the Company and as Chief Operating Officer of the Association. She will continue to serve as the Company’s Secretary. Effective with these changes, Ms. Weil and other key officers of the respective entities will absorb responsibilities formerly performed by the Chief Operating Officer.
“I am very pleased to announce these changes that strengthen the capacity of our executive team to confront current economic challenges,” said Mr. Stefanski. “The diverse backgrounds and business acumen of Ms. Weil and Mr. Mulhern have prepared them well to serve in these new roles.”
Ms. Weil, age 57, has served as the Company’s Chief Operating Officer since 2018. Ms. Weil joined Third Federal Savings and Loan in 1999 and has served as Chief Operating Officer of the Association since 2012. Ms. Weil has served on the Company’s Board of Directors since 2014 and has been the Company’s Secretary since 2021. She has worked in the banking industry since 1992.
Mr. Mulhern, age 57, was named the Chief Financial Officer of the Company in January 2022. Mr. Mulhern joined Third Federal Savings and Loan in 2003 and has held several key roles in management including IT and Servicing. He was named the Chief Credit Officer in August 2018 and Director of Internal Audit in June 2019.

Presentation slides as of September 30, 2023 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning October 27, 2023. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 85th anniversary in May 2023. Third Federal, which lends in 25 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, four lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of September 30, 2023, the Company’s assets totaled $16.92 billion.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including credit quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions, including with respect to our ability to charge overdraft fees;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments, or our ability to originate loans;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, regulatory risk and compliance risk;
●	our ability to access cost-effective funding;
●	changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities;
●	our ability to retain key employees;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury, the Federal Reserve System, Fannie Mae, the OCC, FDIC, and others;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●	changes in our organization and changes in expense trends, including but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses;
●	the inability of third-party providers to perform their obligations to us;
●	our ability to retain key employees;
●	civil unrest;
●	cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and
●	the impact of wide-spread pandemic, including COVID-19, and related government action, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	September 30, 2023	June 30, 2023	September 30, 2022
ASSETS
Cash and due from banks	$29,134	$23,278	$18,961
Other interest-earning cash equivalents	437,612	412,937	350,603
Cash and cash equivalents	466,746	436,215	369,564
Investment securities available for sale	508,324	513,303	457,908
Mortgage loans held for sale	3,260	595	9,661
Loans held for investment, net:
Mortgage loans	15,177,844	14,897,681	14,276,478
Other loans	4,411	4,022	3,263
Deferred loan expenses, net	60,807	56,780	50,221
Allowance for credit losses on loans	(77,315)	(74,803)	(72,895)
Loans, net	15,165,747	14,883,680	14,257,067
Mortgage loan servicing rights, net	7,400	7,545	7,943
Federal Home Loan Bank stock, at cost	247,098	247,098	212,290
Real estate owned, net	1,444	1,400	1,191
Premises, equipment, and software, net	34,708	34,901	34,531
Accrued interest receivable	53,910	49,837	40,256
Bank owned life insurance contracts	312,072	310,498	304,040
Other assets	117,017	109,916	95,428
TOTAL ASSETS	$16,917,726	$16,594,988	$15,789,879
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$9,449,820	$9,069,069	$8,921,017
Borrowed funds	5,273,637	5,452,228	4,793,221
Borrowers’ advances for insurance and taxes	124,417	74,359	117,250
Principal, interest, and related escrow owed on loans serviced	29,811	16,510	29,913
Accrued expenses and other liabilities	112,680	96,698	84,139
Total liabilities	14,990,365	14,708,864	13,945,540
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued	3,323	3,323	3,323
Paid-in capital	1,755,027	1,753,801	1,751,223
Treasury stock, at cost	(776,101)	(775,852)	(771,986)
Unallocated ESOP shares	(27,084)	(28,167)	(31,417)
Retained earnings—substantially restricted	886,984	882,034	870,047
Accumulated other comprehensive income	85,212	50,985	23,149
Total shareholders’ equity	1,927,361	1,886,124	1,844,339
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$16,917,726	$16,594,988	$15,789,879

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the three months ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$154,763	$144,347	$136,835	$129,665	$114,871
Investment securities available for sale	4,141	3,712	3,455	3,062	1,904
Other interest and dividend earning assets	9,836	8,598	7,262	6,243	4,236
Total interest and dividend income	168,740	156,657	147,552	138,970	121,011
INTEREST EXPENSE:
Deposits	55,565	48,905	39,876	29,855	23,582
Borrowed funds	42,812	38,973	38,408	33,958	21,920
Total interest expense	98,377	87,878	78,284	63,813	45,502
NET INTEREST INCOME	70,363	68,779	69,268	75,157	75,509
PROVISION (RELEASE) FOR CREDIT LOSSES	500	—	(1,000)	(1,000)	—
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	69,863	68,779	70,268	76,157	75,509
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,061	1,919	1,924	1,936	2,220
Net gain (loss) on the sale of loans	(119)	21	579	17	(1,113)
Increase in and death benefits from bank owned life insurance contracts	2,204	2,790	2,123	2,238	2,761
Other	954	1,113	703	966	514
Total non-interest income	5,100	5,843	5,329	5,157	4,382
NON-INTEREST EXPENSE:
Salaries and employee benefits	28,660	25,332	30,390	28,403	27,206
Marketing services	3,881	7,023	6,671	7,713	4,256
Office property, equipment and software	6,886	7,246	6,802	6,800	6,558
Federal insurance premium and assessments	3,629	3,574	3,488	2,761	2,722
State franchise tax	1,185	1,230	1,268	1,208	1,201
Other expenses	7,243	8,472	6,955	6,309	6,799
Total non-interest expense	51,484	52,877	55,574	53,194	48,742
INCOME BEFORE INCOME TAXES	23,479	21,745	20,023	28,120	31,149
INCOME TAX EXPENSE	3,933	4,142	4,115	5,927	5,716
NET INCOME	$19,546	$17,603	$15,908	$22,193	$25,433
Earnings per share - basic and diluted	$0.07	$0.06	$0.06	$0.08	$0.06
Weighted average shares outstanding
Basic	277,589,775	277,472,312	277,361,293	277,320,904	277,383,038
Diluted	278,826,441	278,590,810	278,499,145	278,462,937	278,505,233

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Year Ended
	September 30,
	2023	2022
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$565,610	$395,691
Investment securities available for sale	14,370	5,501
Other interest and dividend earning assets	31,939	8,141
Total interest and dividend income	611,919	409,333
INTEREST EXPENSE:
Deposits	174,201	76,943
Borrowed funds	154,151	64,994
Total interest expense	328,352	141,937
NET INTEREST INCOME	283,567	267,396
PROVISION (RELEASE) FOR CREDIT LOSSES	(1,500)	1,000
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	285,067	266,396
NON-INTEREST INCOME:
Fees and service charges, net of amortization	7,840	9,934
Net gain on the sale of loans	498	1,136
Increase in and death benefits from bank owned life insurance contracts	9,355	9,984
Other	3,736	2,750
Total non-interest income	21,429	23,804
NON-INTEREST EXPENSE:
Salaries and employee benefits	112,785	109,339
Marketing services	25,288	21,263
Office property, equipment and software	27,734	26,783
Federal insurance premium and assessments	13,452	9,361
State franchise tax	4,891	4,859
Other expenses	28,979	26,541
Total non-interest expense	213,129	198,146
INCOME BEFORE INCOME TAXES	93,367	92,054
INCOME TAX EXPENSE	18,117	17,489
NET INCOME	$75,250	$74,565
Earnings per share
Basic	$0.27	$0.26
Diluted	$0.26	$0.26
Weighted average shares outstanding
Basic	277,436,382	277,370,762
Diluted	278,583,454	278,686,365

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	September 30, 2023			June 30, 2023			September 30, 2022
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$370,577	$5,149	5.56%	$350,574	$4,481	5.11%	$370,138	$2,118	2.29%
Investment securities	63,231	781	4.94%	24,046	320	5.32%	3,758	11	1.17%
Mortgage-backed securities	449,351	3,360	2.99%	470,457	3,392	2.88%	458,734	1,893	1.65%
Loans (2)	15,037,776	154,763	4.12%	14,676,829	144,347	3.93%	14,108,190	114,871	3.26%
Federal Home Loan Bank stock	247,098	4,687	7.59%	235,177	4,117	7.00%	198,306	2,118	4.27%
Total interest-earning assets	16,168,033	168,740	4.17%	15,757,083	156,657	3.98%	15,139,126	121,011	3.20%
Noninterest-earning assets	503,865			543,310			474,634
Total assets	$16,671,898			$16,300,393			$15,613,760
Interest-bearing liabilities:
Checking accounts	$993,952	125	0.05%	$1,064,738	1,317	0.49%	$1,387,365	2,670	0.77%
Savings accounts	1,869,756	7,864	1.68%	1,890,427	8,087	1.71%	1,852,614	2,580	0.56%
Certificates of deposit	6,369,734	47,576	2.99%	6,042,798	39,501	2.61%	5,861,011	18,332	1.25%
Borrowed funds	5,294,285	42,812	3.23%	5,175,982	38,973	3.01%	4,453,039	21,920	1.97%
Total interest-bearing liabilities	14,527,727	98,377	2.71%	14,173,945	87,878	2.48%	13,554,029	45,502	1.34%
Noninterest-bearing liabilities	226,083			264,952			220,129
Total liabilities	14,753,810			14,438,897			13,774,158
Shareholders’ equity	1,918,088			1,861,496			1,839,602
Total liabilities and shareholders’ equity	$16,671,898			$16,300,393			$15,613,760
Net interest income		$70,363			$68,779			$75,509
Interest rate spread (1)(3)			1.46%			1.50%			1.86%
Net interest-earning assets (4)	$1,640,306			$1,583,138			$1,585,097
Net interest margin (1)(5)		1.74%			1.75%			2.00%
Average interest-earning assets to average interest-bearing liabilities	111.29%			111.17%			111.69%
Selected performance ratios:
Return on average assets (1)		0.47%			0.43%			0.65%
Return on average equity (1)		4.08%			3.78%			5.53%
Average equity to average assets		11.50%			11.42%			11.78%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Year Ended			Year Ended
	September 30, 2023			September 30, 2022
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$356,450	$16,826	4.72%	$384,947	$3,178	0.83%
Investment securities	23,636	1,123	4.75%	3,643	43	1.18%
Mortgage-backed securities	464,919	13,247	2.85%	439,269	5,458	1.24%
Loans (1)	14,657,265	565,610	3.86%	13,258,517	395,691	2.98%
Federal Home Loan Bank stock	233,013	15,113	6.49%	173,506	4,963	2.86%
Total interest-earning assets	15,735,283	611,919	3.89%	14,259,882	409,333	2.87%
Noninterest-earning assets	515,123			482,501
Total assets	$16,250,406			$14,742,383
Interest-bearing liabilities:
Checking accounts	$1,093,036	6,081	0.56%	$1,326,882	4,186	0.32%
Savings accounts	1,798,663	24,686	1.37%	1,859,990	4,553	0.24%
Certificates of deposit	6,123,979	143,434	2.34%	5,826,286	68,204	1.17%
Borrowed funds	5,114,045	154,151	3.01%	3,671,323	64,994	1.77%
Total interest-bearing liabilities	14,129,723	328,352	2.32%	12,684,481	141,937	1.12%
Noninterest-bearing liabilities	239,387			255,388
Total liabilities	14,369,110			12,939,869
Shareholders’ equity	1,881,296			1,802,514
Total liabilities and shareholders’ equity	$16,250,406			$14,742,383
Net interest income		$283,567			$267,396
Interest rate spread (2)			1.57%			1.75%
Net interest-earning assets (3)	$1,605,560			$1,575,401
Net interest margin (4)		1.80%			1.88%
Average interest-earning assets to average interest-bearing liabilities	111.36%			112.42%
Selected performance ratios:
Return on average assets		0.46%			0.51%
Return on average equity		4.00%			4.14%
Average equity to average assets		11.58%			12.23%

(1)Loans include both mortgage loans held for sale and loans held for investment.
(2)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)Net interest margin represents net interest income divided by total interest-earning assets.